EXHIBIT 11

The Turner Corporation and Subsidiaries
Computation of Earnings Per Share

PRIMARY                                       1995        1994         1993

Weighted average common and common
  equivalent shares outstanding           5,270,453    5,186,879    5,186,442
  dividends (net of tax) and Series C
  preferred dividends                   $  (554,000) $ 1,822,000  $(8,035,000)
Primary earnings (loss) per common           $(0.11)       $0.35       $(1.55)
  share

FULLY DILUTED
                                              1995        1994         1993
 Weighted average shares outstanding
   used in the computation of primary
   earnings per share                     5,270,453    5,186,879    5,186,442
Conversion of Series B convertible
   preferred stock to common stock          848,560      848,956      849,011
Weighted average common and common
   equivalent shares outstanding          6,119,013    6,035,835    6,035,453
Income (loss) less Series C preferred
   dividends and Series B preferred
   dividend differential, net of tax   $   (554,000) $ 1,822,000  $(8,035,000)
Fully diluted earnings (loss) per            $(0.09)       $0.30       $(1.33)
   common share

Note: The Series C Convertible
   Preferred Stock and the Convertible
   Debenture are antidilutive.